Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	August 13, 2003 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS THIRD QUARTER
AND NINE MONTH RESULTS

CLEVELAND, OH, August 13 Hickok Incorporated (Nasdaq: HICKA), a Cleveland based supplier of products and services for automotive, locomotive, and aircraft industries, today reported results for the third quarter and nine months ended June 30, 2003.

For the quarter ended June 30, 2003, the Company recorded a net loss of $153,753 or 13 cents per share, compared with net income of $249,591 or 20 cents per share, in the same period a year ago. Sales in the third quarter were $2,887,656 down 18% from $3,513,353 a year ago.

In the first nine months, the Company reported a net loss of $1,672,503 or $1.37 per share, of which $1,038,542 or $.85 per share was the cumulative effect of a change in accounting principle related to goodwill that was reported in the first quarter. These results compare with net income of $192,022 or 16 cents per share, in the same prior year period. Sales were $8,249,360 compared to $9,350,965 a year ago.

Robert L. Bauman, President and CEO, said that the negative operating results were caused by reduced sales volume directly related to the general economic conditions in both the aircraft and automotive industries. He further stated he was optimistic that economic conditions will improve in the near future and should lead to improved sales and operating results. He also stated that there are two near term opportunities in a market the Company services that could, if realized, have a positive influence on sales and operating results during the calendar fourth quarter and into calendar 2004. Actions to reduce expenses have been delayed in order to better position the Company to take advantage of such opportunities.

Backlog at June 30, 2003 was $1,349,000 a decrease of 21% from the backlog of $1,712,000 a year earlier. The decrease was due primarily to lower orders ($273,000) for indicators and gauges that depend heavily on the business aircraft market for orders and ($90,000) for automotive diagnostic tools and equipment. The Company estimates that approximately 70% of the current backlog will be shipped in the last quarter of fiscal 2003.

The Company's financial position remains strong, with current assets of $7,815,114 that are 9.0 times current liabilities, and no long-term debt. Working capital at June 30, 2003 totaled $6,948,502 and shareholder's equity was $9,558,269 or $7.84 per share.

Hickok provides products and services primarily for automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2003, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		9 MONTHS
Period ended June 30	2003	2002	2003	2002
Net sales	$2,887,656	$3,513,353	$8,249,360	$9,350,965
Income (loss) before Income tax	(232,353)	378,291	(960,561)	291,022
Income (recovery of) taxes	(78,600)	128,700	(326,600)	99,000
Net income (loss) before cumulative effect of change in accounting principle, net of tax	(153,753)	249,591	(633,961)	192,022
Cumulative effect of change in accounting for Goodwill, net of tax of $536,000	-	-	1,038,542	-
Net income (loss)	(153,753)	249,591	(1,672,503)	192,022

Basic income (loss) per share before cumulative effect of accounting change	(.13)	.20	(.52)	.16
Basic income (loss) per share	(.13)	.20	(1.37)	.16
Diluted income (loss) per share before cumulative effect of accounting change	(.13)	.20	(.52)	.16
Diluted income (loss) per share	(.13)	.20	(1.37)	.16

Weighted average shares outstanding	1,219,750	1,219,750	1,219,750	1,219,750